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FOR IMMEDIATE RELEASE

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Contact: Andre C. Dimitriadis, Chairman & CEO
Wendy L. Simpson, Vice Chairman & CFO
(805) 981-8655

LTC PROPERTIES, INC. ANNOUNCES
$5.75 SELF-TENDER OFFER INCREASED TO 6 MILLION SHARES
AND EXTENSION OF EXPIRATION DATE

    OXNARD CALIFORNIA, OCTOBER 8, 2001—LTC Properties, Inc. (NYSE:LTC), said today that in order to accommodate all stockholders who have tendered their shares or desire to tender additional shares, it has amended its tender offer dated September 10, 2001, increasing the number of shares of its common stock the Company is seeking to purchase from 3,000,000 shares to up to 6,000,000 shares, at the same purchase price of $5.75 per share, net to the seller in cash, subject to the terms and conditions of the Offer.

    In order to achieve the increase in the number of shares to be purchased, the Company is extending the tender offer period until 5:00 p.m., Eastern Standard Time, Monday, October 22, 2001.

    As of October 5, 2001, 5,245,518 shares of the Company's common stock have been tendered pursuant to the Company's Offer To Purchase dated September 10, 2001.

    LTC's Board of Directors believes that its purchase of shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value. Neither LTC nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares.

    On September 5, 2001, the last full trading day before LTC announced the Tender Offer, the closing price per share of the common stock on the NYSE Composite Tape was $4.55. On October 5, 2001, the closing market price was $5.35 per share.

    LTC has been advised that none of its directors and executive officers that own shares will participate in the tender offer.

    Assuming the Company purchases a total of 6,000,000 shares at a purchase price of $5.75 per share, LTC expects the maximum cost including all fees and expenses applicable to the Offer to be about $35,000,000. This amount will be paid mainly from proceeds of the September 2001 sale of certain REMIC Subordinated Certificates from the Company's 1994-1 Pool and from the sale of three assisted living facilities in Wyoming. These sales have generated about $30,800,000 in proceeds to LTC. Including these proceeds, the Company has about $56,000,000 available under its secured revolving credit facility which does not restrict the Company's ability to use these funds for the purpose of purchasing shares in a self-tender. To the extent needed, the Company will draw funds under the secured revolving credit facility to fund the Offer.

    Stockholders may obtain further information by calling Georgeson Shareholder, the Information Agent for the tender offer, at 888-375-9427 (toll free)

    THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF LTC PROPERTIES, INC.'S COMMON STOCK. THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO BUY LTC PROPERTIES, INC.'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS SENT BY LTC PROPERTIES, INC. TO ITS STOCKHOLDERS ON THE COMMENCEMENT OF THE PROPOSED OFFER. STOCKHOLDERS SHOULD CAREFULLY READ THOSE

MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT WWW.SEC.GOV WITHOUT CHARGE. STOCKHOLDERS MAY ALSO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FROM LTC PROPERTIES, INC. BY ORAL OR WRITTEN REQUEST TO LTC PROPERTIES, INC., 300 ESPLANADE DRIVE, SUITE 1860, OXNARD, CALIFORNIA 93030, (805) 981-8655 OR FROM THE COMPANY'S INFORMATION AGENT, GEORGESON SHAREHOLDER, 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072-2586, TOLL FREE (888) 375-9427.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

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LTC PROPERTIES, INC. ANNOUNCES $5.75 SELF-TENDER OFFER INCREASED TO 6 MILLION SHARES AND EXTENSION OF EXPIRATION DATE